Exhibit 3.1

AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF ENBRIDGE ENERGY PARTNERS L.P.

                This AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENBRIDGE ENERGY PARTNERS, L.P. (this “Amendment”) dated as of December 28, 2007 is adopted by Enbridge Energy Company, Inc., a Delaware corporation, as the General Partner of Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”).

PRELIMINARY STATEMENT.

WHEREAS, the General Partner and the other parties thereto entered into that certain Agreement of Limited Partnership of the Partnership on December 19, 1991 (the “ Original Agreement “); and

WHEREAS, the General Partner amended and restated the Original Agreement, as evidenced by that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 27, 1991 (the “ First Amended and Restated Agreement “); and

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the First Amended and Restated Agreement, amended and restated the First Amended and Restated Agreement, as evidenced by that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 15, 1997 (the “ Second Amended and Restated Agreement “); and

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the Second Amended and Restated Agreement, amended the Second Amended and Restated Agreement, as evidenced by that certain Amendment to Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 28, 2001 (the “ Amendment Agreement “); and

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the Second Amended and Restated Agreement, as amended, amended and restated the Second Amended and Restated Agreement, as evidenced by that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 17, 2002 (the “ Third Amended and Restated Agreement “); and

WHEREAS, the General Partner, acting pursuant to Section 15.1 of the Third Amended and Restated Agreement, as amended, amended and restated the Second Amended and Restated Agreement, as evidenced by that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 15, 2006 (the “ Fourth Amended and Restated Agreement “); and

WHEREAS, pursuant to the authority granted to the General Partner in the Fourth Amended and Restated Agreement, the General Partner desires to amend the Fourth Amended and Restated Agreement to provide for the issuance of uncertificated Units in order to comply with the New York Stock Exchange Listed Company Rule 500.00(B) requiring that, on and after January 1, 2008 , all securities listed on the New York Stock Exchange must be eligible for a direct registration system operated by a securities depository; and

WHEREAS, Sections 4.4 and 15.1 of the Fourth Amended and Restated Agreement permit the General Partner, without the approval of any Limited Partner or Assignee, to amend the Fourth Amended and Restated Agreement as provided herein.

NOW, THEREFORE, the General Partner does hereby amend the Fourth Amended and Restated Agreement to provide, as follows:

SECTION 1.         DEFINITIONS.

                Capitalized terms used herein and not otherwise defined herein are used with the meanings assigned thereto in the Fourth Amended and Restated Agreement.

SECTION 2.         AMENDMENTS TO THE FOURTH AMENDED AND RESTATED PARTNERSHIP AGREEMENT.

§2.1        Amendment to Sections 4.4(a) and (b).  Sections 4.4(a) and (b) of the Fourth Amended and Restated Agreement are hereby amended and restated in their entirety as follows:

(a)                    Subject to Section 4.4(c), the General Partner is hereby authorized to cause the Partnership to issue, in addition to the Units issued heretofore by the Partnership, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, or any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, “Partnership Securities”), for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.  The General Partner shall have sole discretion, subject to the guidelines set forth in this Section 4.4 and the requirements of the Delaware Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.  Partnership Securities may be represented by a Certificate, as provided in Section 10.1 hereof.

(b)                        Notwithstanding any provision of this Agreement to the contrary, additional Partnership Securities to be issued by the Partnership pursuant to this Section 4.4 shall be issuable from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing classes and series of Partnership Securities, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Securities; (ii) the right of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of Partnership Securities is redeemable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of Partnership Securities may be redeemed by the Partnership; (v) whether such class or series of Partnership Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into any other class or series of Partnership Securities; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued, evidenced by Certificates, or other evidence of the issuance of uncertificated Units, and assigned or transferred; and (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including, without limitation, matters relating to the relative rights, preferences and privileges of each such class or series.

§2.2                                   Amendment to Section 4.11(c).  Section 4.11(c) of the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

(c)                    Promptly following any such distribution, subdivision or combination, the General Partner may cause Certificates, or other evidence of the issuance of uncertificated Units, to be issued to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, if any such distribution, subdivision or combination results in a smaller total number of Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Units, the surrender of any Certificate, or other evidence of the issuance of uncertificated Units, held by such Record Holder immediately prior to such Record Date.

§2.3        Amendment to Section 10.1(a).  Section 10.1(a) of the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

(a)                   Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued.  Certificates shall be executed on behalf of the Partnership by the General Partner.  No Class A Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that the Units may be certificated or uncertificated as provided in the Delaware Act.

§2.3        Amendment to Section 10.2.  Section 10.2 of the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

(a)                    The General Partner shall cause to be kept on behalf of the Partnership a register (the “Unit Register “) in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the General Partner will provide for the registration and the transfer of Class A Common Units.  The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering and transferring Class A Common Units as herein provided.  The Partnership shall not recognize transfers of Certificates representing Class A Common Units unless same are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any Class A Common Units evidenced by a Certificate and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same aggregate number of Class A Common Units as was evidenced by the Certificate so surrendered.

(b)                    Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Class A Common Units until the Certificates evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing).  No charge shall be imposed by the Partnership for such transfer; provided , that, as a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

§2.4                                    Amendment to Section 10.3.  Section 10.3 of the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

(a)                    If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and, upon its request, the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same number of Units as the Certificate so surrendered.

(b)                    The General Partner on behalf of the Partnership shall execute, and, upon its request, the Transfer Agent shall countersign and deliver a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)                  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate, or other evidence of the issuance of uncertificated Units, before the Partnership has received notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                if requested by the General Partner, delivers to the Partnership such security or indemnity as may be required by the General Partner, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)               satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate, or other evidence of the issuance of uncertificated Units.

(c)                       As a condition to the issuance of any Certificate, or other evidence of the issuance of uncertificated Units, under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) connected therewith.

§2.5        Amendment to Section 11.6(a)(i).  Section 11.6(a)(i) of the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

(i)                The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid.  The notice shall be deemed to have been given when so mailed.  The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Units, or other evidence of the issuance of uncertificated Units, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

§2.6                                    Amendment to Section 11.6(a)(iii).  Section 11.6(a)(iii) of the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

(iii)              Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, or other evidence of the issuance of uncertificated Units, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

§2.7        Amendment to Section 12.2.  Section 12.2 of the Fourth Amended and Restated Agreement is hereby amended and restated in its entirety as follows:

12.2                        Admission of Substituted Limited Partners. By transfer of a Unit in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement.  A transferor of a Certificate, or other evidence of the issuance of uncertificated Units, shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (i) the right to negotiate such Certificate, or other evidence of the issuance of uncertificated Units, to a purchaser or other transferee and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units.  Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person.  Such Assignee shall become a Substituted Limited Partner (i) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s sole discretion, and (ii) when any such admission is shown on the books and records of the Partnership.  If such consent is withheld, such transferee shall be an Assignee.  An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership.  With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units.  If no such written direction is received, such Units will not be voted.  An Assignee shall have no other rights of a Limited Partner.

§2.7        Amendment to Sections 17.1(c) and (d)  Sections 17.1(c) and (d) of the Fourth Amended and Restated Agreement are hereby amended and restated in their entirety as follows:

(c)                    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Common Units and Class C Units granted pursuant to Section 17.1(a), the General Partner shall deliver to the Transfer Agent written notice of such election to purchase (the “ Notice of Election to Purchase “) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Common Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60 days prior to the Purchase Date.  The General Partner shall simultaneously provide similar notice to the Record Holders of Class C Units.  Such Notice of Election to Purchase shall also be published in daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York.  The Notice of Election to Purchase shall specify the Purchase Date and the Optional Purchase Price and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Common Units and Class C Units in exchange for payment, at such office or offices of the Transfer Agent or the General Partner as the Transfer Agent or the General Partner, as applicable, may specify, or as may be required by any National Securities Exchange on which the Common Units are listed or admitted to trading.  Any such Notice of Election to Purchase mailed to a Record Holder of Common Units or Class C Units at his address as reflected in the records of the Transfer Agent or the Partnership, as applicable, shall be conclusively presumed to have been given whether or not the holder receives such notice.  On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate Optional Purchase Price for all of the Common Units and Class C Units to be purchased in accordance with this Section 17.1.  If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Common Units and Class C Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Units, shall not have been surrendered for purchase, all rights of the holders of such Common Units and Class C Units (including, without limitation, any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the Optional Purchase Price for the Common Units and Class C Units, without interest, upon surrender to the Transfer Agent of the Certificates, or other evidence of the issuance of uncertificated Units, representing such Common Units, in the case of the Common Units, and upon delivery of an authorization letter by the General Partner to the Transfer Agent, in the case of the Class C Units, and such Common Units and Class C Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner, its Affiliate or the Partnership, as the case may be, shall be deemed to be the holder of all such Common Units and Class C Units from and after the Purchase Date and shall have all rights as the holder of such Common Units and Class C Units (including, without limitation, all rights as holder pursuant to Articles IV, V and XIV).

(d)                    At any time from and after the Purchase Date, a holder of an Outstanding Common Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate, or other evidence of the issuance of uncertificated Units, evidencing such Common Unit to the Transfer Agent in exchange for payment of the Optional Purchase Price therefor without interest thereon.

SECTION 3.         INTEGRATION

                Except as hereby amended, the Fourth Amended and Restated Agreement shall remain in full force and effect.

SECTION 4.         APPLICABLE LAW

                This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

GENERAL PARTNER:

ENBRIDGE ENERGY COMPANY, INC.

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